EXHIBIT 99.1
                     SJW CORP. ANNOUNCES 2011 ANNUAL AND
                       FOURTH QUARTER FINANCIAL RESULTS

     SAN JOSE, CA, February 21, 2012 - SJW Corp. (NYSE: SJW) today reported operating revenue for the year ended December 31, 2011 of $238.9 million versus $215.6 million for the year ended December 31, 2010, an increase of $23.3 million. The increase in revenue was primarily attributable to cumulative rate increases of $12.4 million, the recovery of a Mandatory Conservation Revenue Adjustment Memorandum account ("MCRAM") that was authorized by the California Public Utilities Commission in December 2011 of $5.7 million, higher customer usage of $3.4 million, $706,000 in new customers, and $1.1 million in higher revenue from real estate operations.

     Water production costs for the year ended December 31, 2011 were $92.1 million versus $87.3 million in 2010, an increase of $4.8 million. The increase in water production costs is primarily attributable to $3.7 million in higher per unit costs for purchased water and groundwater extraction charges, $743,000 higher customer water usage and $265,000 increase in costs due to a decrease in the use of available surface water supply.

     Operating expenses, excluding water production costs, for the year ended December 31, 2011 were $92.5 million versus $90.3 million for 2010, an increase of $2.2 million. This increase was primarily attributable to $2.9 million higher depreciation and amortization, $1.0 million in maintenance expenses, $1.0 million in taxes other than income tax and $952,000 in administrative and general expenses. In 2010, $3.6 million in impairment loss on a real estate investment was recognized. No impairment loss was recognized in 2011.

     Other (expense) income increased due to interest expense on new senior note borrowings. In addition, the Company sold 907,392 shares of California Water Service Group stock and recorded a gain of $19.0 million in 2010. No similar sale occurred in 2011. Income taxes for the year ended December 31, 2011 were $14.6 million versus $16.7 million for 2010, a decrease of $2.1 million due to lower pre-tax income.

     Net income was $20.9 million for the year ended December 31, 2011, compared to $24.4 million for the year ended December 31, 2010. Diluted earnings per common share for the year ended December 31, 2011 were $1.11, compared to $1.30 per share in 2010. For the year ended December 31, 2011, recognition of the MCRAM contributed $0.18 to diluted earnings per share. For the year ended December 31, 2010, the sale of California Water Service Group stock contributed $0.60 to diluted earnings per share, offset by the impairment loss of $0.11 per diluted share.

Fourth Quarter Financial Results
--------------------------------

     Operating revenue for the fourth quarter ended December 31, 2011 was $62.3 million versus $50.7 million for the same period in 2010, an increase of $11.6 million. The increase was attributable to $5.7 million due to the recognition of the MCRAM, cumulative rate increases of $3.5 million, higher customer usage of $2.1 million, $162,000 in new customers and $138,000 in higher revenue from real estate operations.

     Water production costs for the fourth quarter of 2011 were $22.3 million versus $20.9 for the same period in 2010, an increase of $1.4 million. The increase in water production costs is primarily attributable to $1.3 million in higher per unit costs for purchased water and groundwater extraction charges, $251,000 higher customer water usage, partially offset by $168,000 decrease in costs due to an increase in the use of available surface water supply.

     Operating expenses, excluding water production costs, for the fourth quarter of 2011 were $23.4 million versus $26.4 million for the same period in 2010, a decrease of $3.0 million. This was attributable to decreases of $3.6 million in impairment loss on a real estate investment and $363,000 in administrative and general expenses, partially offset by increases of $736,000 in depreciation and amortization, $226,000 in taxes other than income tax expense and $124,000 in maintenance expenses.

     Other (expense) income increased due to interest expense on new senior note borrowings. In addition, the Company sold 684,280 shares of California Water Service Group stock and recorded a gain of $14.5 million in 2010. No similar sale occurred in 2011. Income taxes for the fourth quarter of 2011 were $5.0 million versus $5.6 million for 2010, a decrease of $0.6 million due to lower pre-tax income.

     Net income was $6.6 million for the fourth quarter ended December 31, 2011, compared to $8.1 million for the same period in 2010. Diluted earnings per common share were $0.35 for the quarter ended December 31, 2011, compared to $0.43 per share for the same period in 2010. In the fourth quarter of 2011, the recognition of the MCRAM contributed $0.18 to diluted earnings per share. In the fourth quarter of 2010, the sale of California Water Service Group stock contributed $0.46 to diluted earnings per share, offset by the impairment loss of $0.11 per diluted share.

     SJW Corp. is a publicly traded holding company headquartered in San Jose, California. SJW Corp. is the parent company of San Jose Water Company, SJWTX, Inc., Texas Water Alliance Limited, and SJW Land Company. Together, San Jose Water Company and SJWTX, Inc. provide regulated and nonregulated water service to more than one million people in San Jose, California and nearby communities and in Canyon Lake, Texas and nearby communities. SJW Land Company owns and operates commercial real estate investments.


     This press release may contain certain forward-looking statements including but not limited to statements relating to SJW Corp.'s plans, strategies, objectives, expectations and intentions, which are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of SJW Corp. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The results for a quarter are not indicative of results for a full year due to seasonality and other factors. Certain factors that may cause actual results, performance or achievements to materially differ are described in SJW Corp.'s most recent reports on Form 10-K, Form 10-Q and Form 8-K filed with the Securities and Exchange Commission. SJW Corp. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.


                                   SJW Corp.
  Condensed Consolidated Statements of Income and Comprehensive Income (Loss)
                                  (Unaudited)
                          (in thousands, except per share data)

                                    THREE MONTHS ENDED    TWELVE MONTHS ENDED
                                        DECEMBER 31           DECEMBER 31
                                     2011          2010       2011     2010
                                 -------------------------------------------
OPERATING REVENUE               $ 62,338         50,752    238,955   215,638
OPERATING EXPENSE:
  Production Costs:
   Purchased water                15,038          9,829     54,317    43,557
   Power                           1,028          1,579      5,394     6,429
   Groundwater extraction charge   3,365          6,645     20,997    26,614
   Other production costs          2,903          2,870     11,345    10,702
                                --------       --------    -------   -------
    Total production costs        22,334         20,923     92,053    87,302

  Administrative and general       9,960         10,323     39,136    38,184
  Maintenance                      3,406          3,282     13,261    12,242
  Taxes other than income          2,314          2,088      8,921     7,907
  Depreciation and amortization    7,804          7,068     31,193    28,331
  Impairment on real estate
   investment                          -          3,597          -     3,597
                                --------       --------    -------   -------
    Total operating expense       45,818         47,281    184,564   177,563
                                --------       --------    -------   -------
OPERATING INCOME                  16,520          3,471     54,391    38,075

Gain on sale of California Water
  Service stock                        -         14,500         -     18,966
Interest on long-term debt
  and other                       (4,962)        (4,229)   (18,947)  (15,895)
                                --------       --------    -------   -------
Income before income taxes      $ 11,558         13,742     35,444    41,146

Provision for income taxes         4,956          5,624     14,566    16,740
                                --------       --------    -------   -------
NET INCOME                      $  6,602          8,118     20,878    24,406
                                ========       ========    =======    ======
Other comprehensive
  income (loss), net                 125         (8,220)       (85)  (10,828)
                                --------       --------    -------   -------
COMPREHENSIVE INCOME (LOSS)     $  6,727           (102)    20,793    13,578
                                ========       ========    =======   =======
Earnings per share
   -Basic                       $   0.36           0.45       1.12      1.32
   -Diluted                     $   0.35           0.43       1.11      1.30

Dividend per share              $   0.17           0.17       0.69      0.68

Weighted average shares outstanding
   -Basic                         18,592         18,541     18,582    18,531
   -Diluted                       18,813         18,755     18,794    18,742




                                      SJW Corp.
                        Condensed Consolidated Balance Sheets
                                     (Unaudited)
                                   (in thousands)

                                               December 31      December 31
                                                      2011             2010
ASSETS                                        -----------------------------
UTILITY PLANT:
  Land                                          $    8,852            8,579
  Depreciable plant and equipment                1,070,016        1,004,689
  Construction in progress                          18,527           10,103
  Intangible assets                                 14,732           13,538
                                                ----------        ---------
     Total utility plant                         1,112,127        1,036,909
Less accumulated depreciation and amortization     355,914          322,102
                                                ----------        ---------
     Net utility plant                             756,213          714,807
                                                ----------        ---------
Real estate investment                              89,099           88,943
Less accumulated depreciation and amortization      10,557            8,854
                                                ----------        ---------
     Net real estate investment                     78,542           80,089
                                                ----------        ---------
CURRENT ASSETS:
  Cash and equivalents                              26,734            1,730
  Accounts receivable and accrued
   unbilled utility revenue                         33,853           33,835
  Prepaid expenses and other                         8,328            2,462
                                                ----------        ---------
    Total current assets                            68,915           38,027
                                                ----------        ---------
OTHER ASSETS:
  Investment in California Water Service Group       7,032            7,177
  Debt issuance costs, net
    of accumulated amortization                      4,865            4,308
  Regulatory assets, net                           119,248           87,721
  Other                                              3,995            3,233
                                                ----------        ---------
                                                   135,140          102,439
                                                ----------        ---------
                                                $1,038,810          935,362
                                                ==========        =========
CAPITALIZATION AND LIABILITIES
CAPITALIZATION:
  Common stock                                  $    9,684            9,662
  Additional paid-in capital                        24,552           23,443
  Retained earnings                                227,494          219,568
  Accumulated other comprehensive income             2,274            2,359
                                                ----------        ---------
    Total shareholders' equity                     264,004          255,032
  Long-term debt, less current portion             343,848          295,704
                                                ----------        ---------
    Total capitalization                           607,852          550,736
                                                ----------        ---------

CURRENT LIABILITIES:
  Line of credit                                         -            4,000
  Current portion of long-term debt                    838            1,133
  Accrued groundwater extraction charge,
    purchased water and purchased power              6,212            4,854
  Accounts payable                                   7,417            5,487
  Accrued interest                                   5,376            5,244
  Other current liabilities                          8,445            8,437
                                                ----------        ---------
    Total current liabilities                       28,288           29,155
                                                ----------        ---------
DEFERRED INCOME TAXES AND CREDITS                  135,036          107,961
ADVANCES FOR CONSTRUCTION AND CONTRIBUTIONS
  IN AID OF CONSTRUCTION                           190,668          190,155
POSTRETIREMENT BENEFIT PLANS                        68,855           50,213
OTHER NONCURRENT LIABILITIES                         8,111            7,142
                                                ----------        ---------
                                                $1,038,810          935,362
                                                ==========        =========